Exhibit 10.10

SCHEDULE 1 AND APPENDIX 1 TO SCHEDULE 2 OF THIS EXHIBIT HAVE

BEEN OMITTED AS CONFIDENTIAL AND FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION.

TERMS AND CONDITIONS (BIBIT)

(addressing Acquiring, Gateway and Other Payment Services)

THIS AGREEMENT is dated Friday, 14th of August 2009 and is entered into between Bibit BV, a company incorporated under Dutch Law in the form of a BV company its head office at Regulierenring 10 3981 LB, Bunnik, Netherlands and entered on the commercial register in the Netherlands with number 30150865 and Skype Communications Sarl a company incorporated and registered under the laws of the Grand Duchy of Luxembourg with company number B 100.468 with its registered office at 22/24 Boulevard Royal, L-2449, Luxembourg. Bibit and Skype hereby agree as follows:

1.	INTRODUCTION

1.1	Subject to the terms of the Contract, Bibit shall provide one or a combination of the following Services (and in these Conditions the following terms in this clause 1.1 shall have the following meanings):

“Acquiring Services” means the services provided by Bibit where Bibit acts as Skype’s Acquirer;

“Gateway Services” means the transmission over the internet of Data through Bibit’s technical systems from Skype to the relevant Acquirer or Other Financial Institution;

“Other Payment Services” means the services provided by Bibit where Bibit makes available to Skype Other Payment Methods by collecting payment for goods and/or services and Remitting such payment to Skype;

The above types of Services differ with respect to Transactions and their Authorisation:

“Transaction” means:

(i) in the case of the Acquiring Services: any payment for goods or services or Refund made, by use of a Card, a Card number or otherwise to debit or credit the applicable Cardholder’s account;

(ii) in the case of the Other Payment Services: any payment for goods or services or Refund made, using an Other Payment Method; and

(iii) in the case of the Gateway Services: any transaction similar to any of the foregoing in connection with any payment for goods and/or services,

(and “Transactions” shall be construed accordingly);

“Authorisation” means:

(i) in the case of the Acquiring Services: the process whereby Bibit obtains at the time of the Transaction (directly or indirectly) from the Card Issuer confirmation that the Card has not been listed as lost or stolen and that there are sufficient funds for the relevant Transaction;

(ii) in the case of the Other Payment Services: the status indicating that the relevant Transaction has been validated by the Other Financial Institution; and

(iii) in the case of the Gateway Services: the process whereby Bibit obtains at the time of the Transaction (directly or indirectly) from the relevant Acquirer, Card Issuer or Other Financial Institution confirmation that the applicable Card has not been listed as lost or stolen and that there are sufficient funds for the relevant Transaction.

1.2	As a result of these different types of Services and the fact that Bibit shall provide them in combination with each other, Bibit’s role (including the way in which Bibit must be entitled to take measures to protect Bibit’s position with respect to Refunds, Chargebacks, Fines or any other liability relating to any Transactions) and Skype’s responsibilities may differ on the basis set out in these Conditions, which will be indicated by reference to the type of Service or combination of Services which the relevant provision is related to.

2.	DEFINITIONS AND INTERPRETATION

2.1	In these Conditions, the following terms shall (unless the context otherwise requires) have the following meanings:

“Acquirer” means a Person (including Bibit, in respect of the Acquiring Services) who or which is licensed by a Card Scheme and/or has appropriate arrangements in place with a third party relating to the use of a Card Scheme licence and who or which enters into an agreement with Skype for the provision of services allowing Skype to accept payment by Cards pursuant to the Rules and for Skype to receive payment from such Person in respect thereof;

“Applicable Laws” means all applicable laws and regulations (and, if applicable, the regulations of any Regulatory Authority) applicable to a Party to this Contract or to a Transaction in each case for the time being in force in any jurisdiction;

“Bibit” means Bibit BV, a company incorporated under Dutch Law in the form of a BV company its head office at Regulierenring 10 3981 LB, Bunnik, Netherlands and entered on the commercial register in the Netherlands with number 30150865;

“Card” means a credit, debit, charge or purchase card or other card issued by a Card Issuer and licensed by a Card Scheme (including, in the case of Gateway Services, any other cards which Bibit is able to process (as notified by Bibit to Skype from time to time) and which Bibit has agreed to process) (and “Cards” shall be construed accordingly);

“Cardholder” means a Person who or which is the authorised user of a Card (and “Cardholders” shall be construed accordingly);

“Card Issuer” means a financial institution which issues Cards under the authority of the relevant Card Scheme (and “Card Issuers” shall be construed accordingly);

“Card Schemes” means Visa Europe, Visa Inc, MasterCard Worldwide, UK Maestro, Solo and/or International Maestro and/or such other schemes governing the issue and use of Cards, as approved and notified by Bibit to Skype in writing from time to time (and “Card Scheme” shall be construed accordingly);

“Chargeback” has the meaning given to such term in clause 8.1 (and “Chargebacks” shall be construed accordingly);

“Chargeback Costs” has the meaning given to such term in clause 8.4.2;

“Conditions” means these terms and conditions;

“Confidential Information” means information that is designated as “confidential” or which by its nature is clearly confidential (whether or not marked as confidential) including any information concerning Bibit’s or (as the case may be) Skype’s technology, technical processes, procedures, business affairs, finance, security procedures and the layout of Bibit’s or (as the case may be) Skype’s premises and may take the form of (but is not limited to): (a) documents, technical specifications, unpublished patent specifications, data, drawings, plans, processes, photographs, databases, computer software in disk, cassette, tape or electronic form and items of computer hardware; or (b) oral descriptions, demonstrations or observations. For the avoidance of doubt, all information disclosed by Skype in accordance with clause 19 shall be deemed to be Confidential Information whether or not it is marked as confidential, and may be used by Bibit solely for the purposes set out in clause 19;

“Contract” means the contract between Skype and Bibit, incorporating these Conditions and the other documents referred to in clause 3.1, for the supply of the Services by Bibit to Skype;

“Control” means the ability to direct or influence the affairs of another whether by way of contract, ownership of shares or otherwise (and “Controls” and “Controlled” shall be construed accordingly);

“Customer” means a Person (including a Cardholder, where the context permits) who or which has ordered goods and/or services from Skype and where payment for such order is to be received by Skype through use of the Services (and “Customers” shall be construed accordingly);

“Data” means documents, data and records of any kind relating to Transactions (including, without limitation, any data relating to Cards and Customers such as name, address, email address, card number, credit and payment information and transaction history);

“Effective Date” means the date on which this Contract is signed by both parties;

“Fees” means the fees payable by Skype to Bibit for the provision by Bibit of the Services, as set out in Schedule 1;

“Fines” means any and all fines, levies, costs, expenses, charges, assessments or imposition of liabilities of any nature which the Card Schemes or any Other Financial Institution require Skype or Bibit to pay or which are otherwise directly or indirectly recovered from Bibit by the Card Schemes or any Other Financial Institution at any time and which relate to any aspect of Bibit’s relationship with Skype (including the Transactions and the provision of the Services);

“Floor Limit” has the meaning given to such term in clause 9.1.2;

“Force Majeure Event” has the meaning given to such term in clause 31.1;

“Group Company” means, in respect of a Party, any undertaking which, directly or indirectly, Controls or is Controlled by such Party or an undertaking which, directly or indirectly, Controls or is Controlled by any aforementioned undertaking (and “Group Companies” shall be construed accordingly);

“Guarantor” means Ebay Inc, a Delaware corporation, with its registered office at 2145 Hamilton Avenue, San Jose, Ca. 95125, or such other replacement guarantor as agreed by Bibit from time to time;

“Intellectual Property Rights” means any and all intellectual property rights of whatever nature and includes patents, inventions, know-how, trade secrets and other confidential information, registered designs, copyrights, database rights, design rights, rights affording equivalent protection to copyright, trade marks, service marks, logos, domain names, business names, trade names, moral rights, and all registrations or applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country or jurisdiction, rights in the nature of unfair competition rights and rights to sue for passing off;

“Merchant Bank Account” means the bank account which Skype is required to maintain pursuant to clause 10.1;

“Merchant Operating Instructions” has the meaning given to such term in clause 3.1.3;

“Other Financial Institution” means any third party which regulates or is responsible for any Other Payment Method (and “Other Financial Institutions” shall be construed accordingly);

“Other Payment Method” means a payment method (other than Cards) which is approved by Bibit in writing from time to time (and “Other Payment Methods” shall be construed accordingly);

“Parent Company Guarantee” means the guarantee given by the Guarantor for the benefit of Bibit entered into on or around the date hereof;

“Party” means Skype or Bibit (as the case may be);

“Payment System” means all equipment and software used by Skype (and Skype’s agents, sub-contractors or any third parties used by Skype) in connection with Transactions and the storage and/or processing of Data;

“PCI Security Standards Council” means the global forum which is responsible for the development, management, education and awareness of payment card industry security standards, whose website is at www.pcisecuritystandards.org;

“Person” means any individual, corporation, firm, unincorporated association, government, state or agency of a state and joint venture (and “Persons” shall be construed accordingly);

“Reason Code” has the meaning given to such term in clause 12.2.10;

“Refund” means a return of an amount to a Cardholder’s account or (as the case may be) the reversal of a payment effected using an Other Payment Method, in each case pursuant to a request or instruction from Skype to Bibit (and “Refunds” shall be construed accordingly);

“Regulatory Authority” means any governmental or regulatory authority having jurisdiction over a Party (including: (i) in respect of Bibit, the United Kingdom’s Financial Services Authority, the United Kingdom’s Office of Fair Trading, the United Kingdom’s Office of the Information Commissioner and/or any equivalent regulator in the Netherlands and (ii) in respect of Skype, the Commission Nationale pour la Protection des Donnees (the National Data Protection Commission of the Grand Duchy of Luxembourg (CNDP)), and the Direction de la réglementation des marchés et de la consummation (the consumer protection authority of the Grand Duchy of Luxembourg); and any body which succeeds or replaces any of the foregoing), and/or any self-regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation making entity having jurisdiction over any of the Parties and/or their businesses or any part or subdivision thereof in the territories in which the Services are made available or any local authority, district or other subdivision thereof or otherwise, are entitled to regulate, investigate, or influence the matters dealt with in this Contract;

“Remittance” means the relevant payment due to Skype from Bibit in respect of Transactions (and “Remit” and “Remitted” shall be construed accordingly);

“Remittance Date” means each Working Day during the Term as agreed between Bibit and Skype, when Bibit shall submit the Remittance in accordance with clause 7;

“Rules” means all applicable rules, regulations and operating guidelines issued by Bibit, the Card Schemes or (where relevant) any Other Financial Institution from time to time relating to Cards, Transactions, Other Payment Methods and any payments or processing of Data relating thereto (including all amendments, changes and revisions made thereto from time to time);

“Services” means such of the Acquiring Services, the Gateway Services and the Other Payment Services which are provided to Skype by Bibit from time to time (or any of them, as the context shall permit or require);

“Service Credits” has the meaning given to such term in the Service Level Agreement;

“Service Levels” means a level to which any of the Services is to be performed, as described in the Service Level Agreement or as otherwise agreed by the Parties;

“Service Level Agreement” means the agreement set out in schedule 2;

“Settlement” means the crediting to Bibit of the proceeds of Transactions from (in the case of the Acquiring Services) the relevant Card Scheme or from (in the case of the Other Payment Services) the relevant Other Financial Institution (and “Settle” and “Settled” shall be construed accordingly);

“Skype” means Skype Communications Sarl a company incorporated and registered under the laws of the Grand Duchy of Luxembourg with company number B 100.468 with its registered office at 22/24 Boulevard Royal, L-2449, Luxembourg;

“Term” has the meaning given to such term in clause 12.1;

“Trading Limit” has the meaning given to such term in clause 9.1.1;

“Year” means the period of 12 months (or shorter period in the period immediately prior to the end of the Term) commencing on the Effective Date and each consecutive period of 12 months thereafter during the Term commencing on an anniversary of the Effective Date; and

“Working Day” means every day throughout the Term with the exception of Saturdays, Sundays and bank or public holidays in England and Wales.

2.2	In these Conditions (unless the context otherwise requires):

2.2.1	the words “including” and “include” and words of similar effect shall not limit the general effect of the words which precede them;

2.2.2	references to the Contract, these Conditions and any other agreement, contract or document (including the Rules) shall be construed as a reference to it or them as varied, supplemented or novated from time to time;

2.2.3	words importing the singular shall include the plural and vice versa;

2.2.4	words importing any gender shall include a reference to each other gender; and

2.2.5	references to a numbered clause are to a clause of these Conditions so numbered.

2.3	The headings in these Conditions are for convenience only and shall not affect their construction or interpretation.

2.4	Any reference to a statute, statutory provision or subordinate legislation (“Legislation”) (except where the context otherwise requires) (i) shall be deemed to include any bye-laws, licences, statutory instruments, rules, regulations, orders, notices, guidance, directions, consents or permissions made under that Legislation and (ii) shall be construed as referring to any Legislation which replaces, re-enacts, amends or consolidates such Legislation (with or without modification) at any time.

3.	THE CONTRACT

3.1	The following documents are incorporated into and form part of the Contract:

3.1.1	these Conditions;

3.1.2	the schedules to these Conditions; and

3.1.3	any merchant operating instructions, datasheets or manuals relating to various aspects of the Services, as such may be amended by Bibit from to time to time and notified to Skype in writing (together, “Merchant Operating Instructions”), the current versions of which can be accessed at http://www.bibit.com/support/index.php.

3.2	In the event of any inconsistency between the provisions of these Conditions and the provisions of any of the documents detailed at clauses 3.1.2 and 3.1.3 inclusive, the provisions of these Conditions shall take precedence.

4.	BIBIT’S OBLIGATIONS

4.1	Bibit shall not be obliged to provide any Services until the Effective Date.

4.2	Bibit shall, in return for the Fees, provide Skype with the Services upon and subject to the provisions of the Contract.

4.3	Bibit shall provide the Services with the care and skill to be expected of a leading and expert supplier of payment services and in accordance with all Applicable Laws, the Rules and the Merchant Operating Instructions.

4.4	Skype acknowledges and agrees that Skype is only entitled to use the Acquiring and/or the Gateway Services (as the case may be) for Cards approved in advance by Bibit and so notified in writing to Skype.

4.5	The Service Levels represent the minimum performance levels which are required of Bibit in respect of certain of Bibit’s obligations under the Contract as specified in the Service Level Agreement. Where any Services are not provided to a standard which achieves compliance with certain specified Service Levels, Service Credits may be payable in accordance with the Service Level Agreement. For the avoidance of doubt Skype shall not, in any circumstances, be entitled to deduct Service Credits from any amounts due from Skype to Bibit other than Fees.

4.6

Without prejudice to clause 4.5, where the Services are otherwise not provided in accordance with the Contract, the matter shall be escalated according to the procedure set out in clause 30, and, following resolution of such dispute in accordance with clause 30 Bibit shall apply such reasonable resources as are necessary (including the engagement of third party contractors) to achieve compliance with the Service Levels.

4.7	If Services are provided to levels in excess of those set out in the Service Level Agreement, this shall not entitle Bibit to levy any additional Fees.

4.8	Bibit shall as soon as reasonably practicable from time to time during the Term (and in any event in accordance with the Service Levels) notify Skype of:

4.8.1	any applicable Chargebacks;

4.8.2	any costs, expenses, liabilities or Fines which Bibit has incurred as a result of or in connection with any Chargebacks (“Chargeback Costs”); and

4.8.3	any other applicable Fines,

which have accrued or otherwise come to Bibit’s attention or which have not previously been notified to Skype by Bibit and, where any Fines or Chargeback Costs are proposed to be deducted from the Remittance, Bibit shall notify Skype as soon as practicable with such reasonable supporting evidence (where available) of documents evidencing the further costs.

4.9	In the event that, after the date on which the relevant Services are first provided by Bibit to Skype, there is any change in Applicable Laws or Rules (or in their interpretation by the relevant Regulatory Authority and/or Card Scheme) which has the effect that the provision of the relevant Services would be in breach of Applicable Laws or Rules, Bibit shall as soon as reasonably practicable (but without prejudice to clause 7.6) in good faith and at Bibit’s own cost make representations to the relevant Regulatory Authority and/or Card Scheme with a view to challenging such changes and/or such interpretation.

4.10	As part of the Services and in accordance with paragraph 4.6 of the Service Level Agreement, Bibit will maintain and manage a disaster recovery plan for the computer equipment and operating environment on which the Services will be provided which will be invoked in accordance with its terms. For the avoidance of doubt Bibit shall not be responsible for any systems which it does not control and operate such as the internet and the systems of an Acquirer (which is not Bibit) where Bibit provides Gateway Services to Skype.

4.11	Bibit shall as soon as reasonably practicable notify Skype of the details of any notice or communication relating specifically or which materially impacts the Services which it receives from any Regulatory Authority, Card Scheme, or Other Financial Institution (to the extent that it is contractually or lawfully permitted to do so).

4.12	Bibit shall provide reports in such format and at such intervals as set out in Appendix 1 of the Service Level Agreement.

5.	SKYPE’S OBLIGATIONS

5.1	Skype shall at all times comply with:

5.1.1	the provisions of the Contract;

5.1.2	the Rules; and

5.1.3	Skype’s obligations relating to the provision of goods and/or services by Skype to Customers.

5.2	Rules with which merchants must comply can be found on the Card Schemes’ websites including, but not limited to:

5.2.1	http://www.mastercard.com/us/merchant/index.html; and

5.2.2	http://usa.visa.com/merchants/index.html?ep=v_sym_merchant.

5.3	Skype shall:

5.3.1	only accept payments and/or process Refunds from Cardholders or Customers in connection with goods and/or services which Skype has supplied to the relevant Cardholder or Customer;

5.3.2	only accept payments and/or process Refunds in respect of goods and services which commonly fall within Skype’s business (as notified to Bibit prior to the Effective Date and from time to time should Skype’s business change); and

5.3.3	only accept payments and/or process Refunds in respect of goods or services that the Cardholder or Customer would reasonably expect to receive.

5.4	Unless otherwise agreed by Bibit in writing, Skype acknowledges and agrees that Skype shall (at Skype’s own cost) be solely responsible throughout the duration of the Contract for the provision of all such equipment, software, systems and telecommunications facilities which are required to enable Skype to receive the Services (including any modification or adjustments thereto pursuant to clause 21).

6.	FEES, CHARGES AND OTHER PAYMENTS DUE FROM YOU

6.1	In return for Bibit providing Skype with the Services, Skype shall pay to Bibit the Fees and all other sums payable by Skype to Bibit in accordance with the provisions of the Contract. The Fees and the circumstances in which Bibit will alter the Fees or introduce new charges in addition to the Fees is set out in Schedule 1.

6.2	Bibit will deliver an invoice to Skype in relation to the Fees and unless stated otherwise, all Fees, charges and other payments to be made by Skype under the Contract are exclusive of VAT and any other relevant taxes and in addition to paying such Fees, charges or other payments Skype shall also pay any such taxes against receipt from Bibit of an invoice.

6.3	Bibit shall be entitled to deduct any or all of the sums set out in clause 6.4 from any Remittance.

6.4	The sums referred to in clause 6.3 are:

6.4.1	the value of any invoice delivered by Bibit to Skype in accordance with clause 6.2 which is more than twenty (20) Working Days old;

6.4.2	any Refunds processed by Bibit since the previous Remittance Date (or, in the case of the first Remittance Date, since the Effective Date);

6.4.3	any Chargebacks and any Fines; and

6.4.4	any other charges or amounts due to Bibit by Skype under the Contract.

6.5

In the event that the value of the sums set out in clause 6.4 exceeds the Remittance which would otherwise be due to Skype in respect of the Transactions on the relevant Remittance Date, Bibit may elect not to pay any Remittance on such Remittance Date and the resulting shortfall may be held over by Bibit for deduction of such shortfall (together with interest in accordance with clause 11.1) against the following (and any subsequent) Remittance. Bibit reserves the right at any time to require immediate payment of all or part of such shortfall, together with interest in accordance with clause 11.1 however such interest shall not start to accrue until twenty (20) Working Days following the relevant Remittance Date upon which the shortfall was identified.

6.6	Bibit shall submit monthly invoices in respect of amounts owing under clause 6.1. Skype shall pay amounts due to Bibit within twenty (20) Working Days of the receipt of the relevant invoice.

7.	BIBIT’S PAYMENTS TO SKYPE

7.1	Subject to clauses 6.3 to 6.5 and clauses 7.2 to 7.5 (inclusive), Bibit shall on the Remittance Date send by direct bank transfer to Skype’s Merchant Bank Account each relevant Remittance.

7.2	Remittance shall not fall due until the occurrence of the later of the following:

7.2.1	the next Remittance Date following the relevant Transactions; or

7.2.2	the expiry of any period of deferment pursuant to clause 7.3 and/or 7.5 in respect of the relevant Transactions.

7.3	Throughout the Term and after its termination for any reason, Bibit shall be entitled to defer (for such period as Bibit shall in Bibit’s absolute discretion consider appropriate) the date upon which the Remittance in respect of Transactions would (but for this clause 7.3) be due in order to protect Bibit’s position with respect to Chargebacks and/or Fines (in every case whether actual or anticipated) PROVIDED ALWAYS that:

7.3.1	the amount deferred in respect of anticipated Chargebacks is based upon either (i) the current outstanding information requests or Chargebacks notified by Card Issuers or Other Financial Institutions; or (ii) the three month average rate of Chargebacks notified by Card Issuers or Other Financial Institutions during the Term;

7.3.2	the amount deferred in respect of anticipated Fines is deferred as a result of actual notice of such Fines from the Card Schemes;

7.3.3

Bibit shall (where available and not impacting on Bibit’s rights at clauses 7.3.1 and 7.3.2) provide documentary evidence of all Chargebacks and/or Fines (actual and anticipated) and of any related information requests and notices referred to in clause 7.3.1 and 7.3.2 above, and in accordance with clause 4.8.

7.4	The period of deferment in clause 7.3 will exist until either the relevant liability is incurred (when Bibit shall pay to Skype the balance of the amount of such sums, if any, after deducting the amount of such liability) or Bibit is satisfied that no such liability will be incurred.

7.5	Where Bibit has a reasonable suspicion that a Transaction may be fraudulent or involves other criminal activity, Bibit has the right to suspend the processing of that Transaction and defer any Remittance relevant to that Transaction.

7.6	If throughout the Term and after its termination for any reason Bibit becomes aware that Skype or a Transaction is in breach of Applicable Laws or the Rules, Bibit shall not be obliged to provide or continue to provide the Services (or any part thereof) provided it gives Skype 30 days notice of its intention to exercise its rights under this clause (save that Bibit shall not be obliged to provide such prior notice where it is unable to do so by reason of Applicable Laws). Bibit will provide reasonable assistance to Skype in remedying the issue which gave rise to the operation of this clause and will resume provision of the Services (or part thereof) when it is satisfied that the issue has been resolved.

7.7	In respect of the Gateway Services and where Remittance is not made by Bibit but Settlement is made by an Acquirer or Other Financial Institution to Skype:

7.7.1	Skype acknowledges and agrees that the relevant Acquirer shall be solely responsible for paying to Skype any sums due in respect of Transactions and authorising and settling Transactions in accordance with the terms of Skype’s agreement with such Acquirer; and

7.7.2	Skype acknowledges and agrees that Bibit may not be able to ascertain whether there are any errors in the transmission of Data in respect of any Transactions and accordingly Skype shall be responsible for notifying Bibit in the event that there are any discrepancies between the amount of any payments Skype actually receives and those Skype expects. Such notice must be given to Bibit in writing within seven days following the date of the relevant Transactions.

8.	CHARGEBACKS

8.1	In certain circumstances, Card Issuers, Card Schemes and/or Other Financial Institutions refuse to Settle a Transaction or require repayment from Bibit in respect of a Transaction previously Settled and/or Remitted, notwithstanding that Authorisation may have been obtained from the Card Issuer and/or Other Financial Institution (such circumstances being a “Chargeback”).

8.2	Where the only Services that Bibit provides to Skype under the Contract are the Gateway Services, the following provisions of this clause 8 shall not apply. However, the following provisions of this clause 8 apply to all aspects of the Acquiring Services and the Other Payment Services.

8.3	Skype acknowledges and agrees that, Skype may be required to reimburse Bibit for Chargebacks in circumstances where Skype has accepted payment in respect of the relevant Transaction and even if Skype is under no legal liability for the supply or performance of the goods or services concerned.

8.4	Where a Chargeback occurs, Bibit shall be entitled to make a deduction from any Remittance in accordance with clauses 6.3 and 6.4 to recover:

8.4.1	the full amount of the relevant Chargeback; and

8.4.2	any other reasonable costs, expenses, liabilities or Fines which Bibit may incur as a result of or in connection with such Chargeback (“Chargeback Costs”) PROVIDED ALWAYS that such Chargeback has not arisen as a result of any negligent act or negligent omission by Bibit under the Contract.

8.5	Skype agrees to pay to Bibit any Chargeback, Fine or Refund as an immediate liability and where the full amount of any Chargeback, Fine or Refund or any Chargeback Costs is not debited by Bibit from the Merchant Bank Account or deducted from any Remittance or invoiced, then Bibit is entitled to otherwise recover from Skype by any means the full amount of such Chargeback or Fine or Chargeback Costs (or the balance thereof, as the case may be).

8.6

If, within 30 calendar days after Bibit has notified Skype of Fines and/or Chargebacks in accordance with clause 4.8, Skype provides to Bibit written information in a form satisfactory to Bibit (acting reasonably) regarding the basis on which Skype wishes to dispute such Fines and/or Chargebacks, then Bibit shall in good faith submit such information (as is appropriate to assist Skype in disputing such Fines and/or Chargebacks) to the relevant Card Issuer, Card Schemes or Other Financial Institution on Skype’s behalf. Notwithstanding the foregoing, Skype acknowledges and agrees that any decision or determination of the relevant Card Issuer, Card Scheme or Other Financial Institution as to the validity and extent of any Fines and/or Chargebacks shall be final and binding.

8.7	If Skype elects to dispute the validity and/or extent of any Fines and/or Chargebacks in accordance with clause 8.6 above and the relevant Card Issuer, Card Scheme or Other Financial Institution determines that such challenge is successful, Bibit shall return, in accordance with clause 7.1, the amount of such Fine and/or Chargeback that has been paid by Skype to Bibit on the next Remittance Date following the return of such Fines and/or Chargeback by the relevant Card Issuer, Card Scheme or Other Financial Institution.

8.8	As Fines and/or Chargebacks may arise a considerable period after the date of the relevant Transaction, Skype acknowledges and agrees that, notwithstanding any termination of the Contract for any reason, Bibit shall remain entitled to recover Fines and/or Chargebacks and Chargeback Costs from Skype (and, where relevant from any Person who has provided Bibit with a guarantee or security relating to Skype’s obligations under the Contract) in respect of all Chargebacks that occur in relation to Transactions effected during the term of the Contract.

8.9	All Chargebacks shall correspond to the whole or part of the Settlement value of the original Transaction or, at Bibit’s option, to an amount converted to the Settlement currency from the currency of Chargeback by the Card Scheme to Bibit at the rate of exchange quoted by Bibit for Settlement purposes on the day the Chargeback is processed.

8.10	Skype agrees that it is Skype’s responsibility to prove to Bibit’s satisfaction (or that of the relevant Card Issuer or Other Financial Institution) that the debit of a Customer’s or Cardholder’s account was authorised by such Customer or Cardholder.

9.	FLOOR AND TRADING LIMITS

9.1	In respect of the Acquiring Services and/or Other Payment Services, in order to enable Bibit to comply with any obligations of a Regulatory Authority or Bibit’s own credit policies, Bibit may from time to time notify Skype of a monetary limit:

9.1.1	on the aggregate value of one or more Transactions in respect of any specified period (“Trading Limit”); and/or

9.1.2	above which Skype agrees to obtain Bibit’s consent prior to completing a Transaction or more than one connected Transaction (“Floor Limit”).

9.2	Skype shall not exceed the Trading Limit or complete a Transaction in excess of the Floor Limit without Bibit’s prior written approval (to be given at Bibit’s discretion). Such restriction shall continue to apply save if and to the extent that Bibit otherwise notifies Skype in writing.

9.3	Unless otherwise agreed by Bibit pursuant to clause 9.2, the monetary value of the Floor Limit shall be deemed to be zero.

10.	BANK ACCOUNT AND PAYMENTS

10.1	Skype shall throughout the term of the Contract and for such period as may be required thereafter for the purposes of any applicable provisions of the Contract maintain a Merchant Bank Account that is acceptable to Bibit for the purposes of receiving payments from Bibit and making payments to Bibit.

10.2	Skype shall notify Bibit in writing in advance of any changes proposed by Skype in respect of Skype’s Merchant Bank Account (including, without limitation, the location of the branch at which such account is held). If any change in Skype’s Merchant Bank Account details is imposed on Skype, Skype shall notify Bibit in writing immediately, giving full details of such changes and the reasons.

10.3	In the event that Skype disputes the amount of any invoice then Skype shall within 10 Working Days of the date of the relevant invoice notify Bibit and the provisions of clause 30 shall apply.

11.	INTEREST

11.1	If either party fails to pay any amount under the Contract when due, then Skype or Bibit (as appropriate) shall be entitled to charge default interest at a rate equal to two (2) percent per annum above the published base rate of The Royal Bank of Scotland plc from time to time.

12.	TERM AND TERMINATION

12.1	The Contract shall commence upon the Effective Date and, subject to earlier termination pursuant to clauses 12.2 to 12.4 (inclusive), shall continue in force for an initial period of two (2) years and eight (8) months (“Initial Term”). Upon the expiry of the Initial Term the Contract shall continue unless and until terminated by either Party giving to the other not less than six complete calendar months’ notice to that effect, such notice to expire no earlier than the end of the Initial Term (“Term”).

12.2	Bibit shall be entitled to immediately suspend the provision of one or more of the Services (or, in each case, any part thereof) or to terminate the Contract or any one or more of the Services (or, in each case, any part thereof) at any time with immediate effect by notice to Skype if:

12.2.1	Skype breaches any of the provisions of the Contract and (in the case of a breach which is not referred to in clause 12.2.2) fails to remedy the breach within twenty (20) Working Days of receipt of Bibit’s written notice to do so;

12.2.2	Skype breaches any of the provisions of clauses 12.4, 17.1, 17.3, 17.5, 17.9, 17.13, 19.1, 19.2, 22.1 and 23.1;

12.2.3	Skype becomes insolvent or any step is taken for Skype’s liquidation, winding-up, bankruptcy, receivership, administration or dissolution (or anything analogous to the foregoing occurs in any jurisdiction);

12.2.4	Skype makes or proposes any arrangements with Skype’s creditors generally arising from the insolvency or proposed insolvency of Skype;

12.2.5	Bibit is required or requested to do so by any Card Scheme or Other Financial Institution or by reason of Applicable Laws;

12.2.6	the relevant Services (or relevant part thereof) are suspended or otherwise cease to be provided by the relevant Acquirer, Card Scheme or Other Financial Institution (as the case may be);

12.2.7

subject to compliance with clauses 12.2.7.1 to 12.2.7.3 (inclusive), there is any material adverse change in the financial position of Skype or the Guarantor provided, however, that Skype ceasing to be a direct or indirect subsidiary of the Guarantor shall not constitute a material adverse change in the financial position of Skype or Guarantor (a “Material Adverse Change”). In the event of such a Material Adverse Change occurring:

12.2.7.1	Bibit shall carry out a risk assessment, within one month of Bibit providing to Skype written notice stating that a Material Adverse Change has occurred, in order for Bibit to determine whether Bibit is prepared to continue to provide the Services. If Bibit does not provide to Skype written notice stating that a Material Adverse Change has occurred within three months of the actual occurrence of the Material Adverse Change, then Bibit’s right to carry out a risk assessment in respect of such Material Adverse Change shall expire;

12.2.7.2	if, in Bibit’s reasonable opinion, Skype has failed to satisfy the required criteria for successful completion of the risk assessment and to continue to provide the Services would be detrimental to Bibit, then Bibit shall be entitled to exercise its rights set out in clause 12.2 upon thirty days written notice to Skype; and

12.2.7.3	if the risk assessment is not completed by Bibit within 60 days of written notice being given to Skype in accordance with clause 12.2.7.1, Bibit’s right to exercise its rights set out in clause 12.2 pursuant to this clause 12.2.7 shall expire;

12.2.8	notwithstanding the provisions of clauses 12.2.7.1 to 12.2.7.3 (inclusive) above, Bibit shall be entitled to exercise its rights set out in clause 12.2 immediately in circumstances where Bibit continuing to process Transactions following a Material Adverse Change in the financial position of Skype or the Guarantor would have, in Bibit’s reasonable opinion, a material detrimental effect on the reputation of Bibit and/or Group Companies of Bibit or would expose Bibit and/or Group Companies of Bibit to material increased risk of financial loss arising from Chargebacks, Fines or liabilities to any third party.

12.2.9	there is any material adverse change in Skype and/or Bibit’s compliance with Applicable Laws;

12.2.10

Bibit considers that a number of Skype’s acts and/or omissions fall within the Card Scheme’s codes classifying undesirable acts and omissions of merchants (each such code being a “Reason Code”) and the effect of such acts and/or omissions is such that the risk of Bibit continuing to provide the Services to Skype would (in Bibit’s reasonable opinion) place Bibit in breach of its obligations to any Card Scheme;

12.2.11	Skype or the Guarantor ceases to carry on business (save that reference to the Guarantor in this clause 12.2.11 shall no longer apply following termination of the Parent Company Guarantee in accordance with its terms and where such Parent Company Guarantee is not replaced); or

12.2.12	the Parent Company Guarantee ceases to have effect or ceases to be enforceable or is terminated in accordance with clause 26.1(b) of the Parent Company Guarantee provided always that if Bibit has not given notice to terminate this Agreement within one month from the date of termination of the Parent Company Guarantee in accordance with clause 26.1(b) of the Parent Company Guarantee, Bibit’s right to terminate this Agreement under this clause 12.2.12 shall expire.

12.3	Skype shall be entitled to terminate the Contract at any time with immediate effect by notice to Bibit if:

12.3.1	save where permitted or authorised to do so pursuant to these Conditions, Bibit fails to pay any undisputed sums due to Skype from Bibit under the Contract within 30 days of notice from Skype to Bibit that Bibit has failed to make such payment;

12.3.2	Bibit becomes insolvent or any step is taken for Bibit’s liquidation, bankruptcy, receivership, administration, dissolution or other similar action (or anything analogous to the foregoing occurs in any jurisdiction);

12.3.3	Bibit makes or propose any arrangements with Bibit’s creditors generally arising from the insolvency or proposed insolvency of Bibit;

12.3.4	Bibit breaches any of the provisions of the Contract and (in the case of a breach which is not referred to in clause 12.3.5) fails to remedy the breach within 20 Working Days of receipt of Skype’s written notice to do so;

12.3.5	Bibit breaches any of the provisions of clauses 17.3, 17.4, 17.5, 17.8, 17.9, 17.14, 19.1, 19.6 and 22.1;

12.3.6	Bibit engages in fraudulent activity which has a material adverse effect on Skype’s business or reputation or the business or reputation of any of Skype’s Group Companies;

12.3.7	Bibit are in breach of any Rules or Applicable Laws and have not remedied such breach within 30 days after written notice thereof from Skype;

12.3.8	the circumstances set out in paragraph 11.1 of the Service Level Agreement occur;

12.3.9	there is any material adverse change in the financial position of Bibit or material adverse change in Bibit’s compliance with Applicable Laws; or

12.3.10	Skype is required or requested to do so by any Regulatory Authority or by reason of any Applicable Laws.

12.4	Skype will advise Bibit as soon as reasonably practicable, and in any event within 10 Working Days, in writing of any material change in the nature of Skype’s business or in the goods and/or services supplied to Customers or Cardholders or of any additional business commenced by Skype which is materially different to the nature of Skype’s current business (as notified to Bibit prior to the Effective Date) and in respect of which Bibit processes Transactions, in order for Bibit to determine whether and under which conditions Bibit can accept processing Transactions related to this business.

13.	CONSEQUENCES OF TERMINATION

13.1	Upon any termination of the Contract all rights and obligations of either Party shall cease to have effect immediately, save that:

13.1.1	the clauses of the Contract which expressly or by implication have effect after termination will continue to be enforceable notwithstanding such termination (including, for the avoidance of doubt but without limitation, clauses 6, 7, 8, 10, 11, 12, 13, 14, 15, 17, 18, 19, 22, 24, 28 and 29); and

13.1.2	termination shall not affect accrued rights and obligations of either Party under the Contract as at the date of termination.

13.2	Subject always to clause 13.3, upon termination of the Contract (save where termination has been effected pursuant to clauses 12.2.1 to 12.2.12 (inclusive)), Bibit shall use reasonable endeavours to co-operate with Skype and assist Skype to an extent commercially reasonable in order to effectuate the smooth transition of the Services to an alternative payment service provider, which may include continuing to provide the Service for a reasonable time to enable Skype to identify and make necessary technical and contractual arrangements with an alternative payment service provider.

13.3	Bibit shall be under no obligation to assist with transition outlined in clause 13.2 above where it would expose Bibit to reputational issues and/or would result in breach by Bibit of any Applicable Laws or the requirements of a Regulatory Authority.

14.	INDEMNITY

14.1	Skype shall indemnify and hold Bibit indemnified from and against all actions, proceedings, costs, claims, demands, charges, expenses (including legal expenses), liabilities, fines (including Fines), levies, losses and damages that are directly incurred, whether arising in tort, contract or common law, which Bibit may suffer or incur to the extent arising out of or in consequence of:

14.1.1	any claim brought against Bibit by a Cardholder, Customer, Card Scheme, Card Issuer, Acquirer, Other Financial Institution or any other third party whose banking details are fraudulently used in relation to Other Payment Services and in each case arising from a Transaction whether or not previously Settled by Bibit to Skype; or

14.1.2	any claim brought against Bibit if Skype fails to make the relevant disclosures to enable the processing of Data by Bibit as a data processor of Skype; or

14.1.3	any breach by Skype of clauses 17.9 and 17.13 and Skype shall provide all reasonable assistance to Bibit in connection with any civil, administrative or criminal proceedings brought against Bibit in respect of such breach; and

14.1.4	subject to clause 14.2, any reasonable steps taken in the protection of Bibit’s interests in connection with any of the following aspects of its relationship with Skype:

14.1.4.1	any actual security breach or a security breach reported to Bibit by a Card Scheme, Acquirer or a Card Issuer or Skype relating to Data (whether or not Skype has complied with PCI DSS Standards); or

14.1.4.2	the requirements of a Card Scheme, the Rules, a Regulatory Authority or Applicable Laws; or

14.1.4.3	any allegation of fraud made in relation to Skype’s business,

except, in each case, if and to the extent caused by or contributed to by Bibit’s negligence or any breach of this Contract by Bibit.

14.2	Any claim pursuant to clause 14.1.4 will be limited to any costs, charges, expenses (including legal expenses) or liabilities incurred by Bibit to any third party and to the reasonable cost to Bibit of its own internal resources which become utilised and are attributable to any of the events at clauses 14.1.4.1, 14.1.4.2 or 14.1.4.3.

14.3	If Bibit wishes to claim the benefit of an indemnity pursuant to clause 14.1.1 and clause 14.1.2, Bibit shall as soon as reasonably practicable give notice thereof in writing to Skype, in as much detail as is material to allow Skype to make a decision whether to exercise the option at clause 14.4.

14.4	Skype shall have the option, subject to indemnifying Bibit for its reasonable expenses incurred in respect of the claim, to assume the defence of any claim by a third party (a “Third Party Claim”) in relation to which Bibit seeks an indemnity from Skype, including the instruction of legal advisers reasonably satisfactory to Bibit to represent Bibit which Skype may designate and Skype shall pay the fees and disbursements of such legal advisers.

14.5	If Skype does not exercise the option contained in clause 14.4, Bibit shall thereafter, if so required by Skype, maintain consultation with Skype on all aspects of the relevant Third Party Claim and shall provide Skype with all information reasonably requested by it in relation to the Third Party Claim.

14.6	Whether or not Skype exercises the option contained in clause 14.4, Bibit shall not admit liability or make any prejudicial admission or statement or any agreement or compromise in relation to any Third Party Claim without the prior written approval of Skype and shall if so requested provide reasonable assistance at the expense of Skype in the defence and settlement of such claim.

14.7	Bibit shall use its best endeavours to mitigate any liability, causes of action, claims, and costs, losses, expenses and/or fees (including those of its professional advisers) incurred in connection with any claim which it seeks to make under an indemnity pursuant to clause 14.1.1 and clause 14.1.2.

14.8	Bibit shall indemnify and hold Skype indemnified from and against all actions, proceedings, costs, claims, demands, charges, expenses (including legal expenses), liabilities, fines (including Fines), levies, losses and damages that are directly incurred, whether arising in tort, contract or common law, which Skype may suffer or incur to the extent arising out of or in consequence of:

14.8.1	any actual security breach or security breach reported to Skype by a Card Scheme, Acquirer, Card Issuer or Bibit relating to Data which is directly attributable to Bibit not being compliant with any PCI DSS Standards (but not including any claims made by a Regulatory Authority);

14.8.2	any breach of clauses 17.9 to 17.12 inclusive and clauses 17.14 and 17.15 by Bibit and/or any sub-contractor of Bibit, and Bibit shall provide all reasonable assistance to Skype in connection with any civil, administrative or criminal proceedings against Skype in respect of such breach; and

14.8.3	Subject to clause 14.9, any reasonable steps taken in the protection of Skype’s interests in connection with any of the following aspects of its relationship with Bibit:

14.8.3.1	any actual security breach or a security breach reported to Skype by a Card Scheme, Acquirer, Card Issuer or Bibit relating to Data (whether or not Bibit has complied with PCI DSS Standards) which is attributable to Bibit’s negligence; or

14.8.3.2	the requirements of a Card Scheme, the Rules, a Regulatory Authority or Applicable Laws which are attributable to Bibit’s negligence; or

14.8.3.3	any allegation of fraud made in relation to Skype’s business which is caused by Bibit’s negligence.

14.9	Any claim pursuant to clause 14.8.3 will be limited to any costs, charges, expenses (including legal expenses) or liabilities incurred by Skype to any third party and to the reasonable cost to Skype of its own internal resources which become utilised and are attributable to any of the events at clauses 14.8.3.1, 14.8.3.2 or 14.8.3.3.

14.10	For the purposes of establishing Bibit’s negligence in relation to clauses 14.1.4.1 and 14.8.3.1 to 14.8.3.3, Bibit agrees that the standards of care that Bibit shall be required to maintain include standards equivalent to those of the PCI DSS Standards that are relevant to the protection of Data.

15.	LIABILITY

15.1	Subject to clauses 15.2, 15.3, 15.5 and 15.6, each Party accepts liability for any proven direct losses which the other Party suffers or incurs as a direct result of its negligence or any breach by it of its obligations under the Contract, save if and to the extent that such negligence or breach is caused by the other Party.

15.2	Neither Party shall have any liability (other than expressly provided for in the Contract) to the other Party in contract, tort (including negligence or breach of statutory duty) or otherwise for any indirect, special or consequential loss or damage howsoever caused arising out of, or in connection with, any supply, failure to supply or delay in supplying the Services or the fulfilment, failure to fulfil or delay in fulfilling its obligations under the Contract.

15.3	Apart from any liabilities provided for in clauses 6, 8, 14, 17, 20.2 and 22 which shall be unlimited, each Party’s total liability to the other Party in addition to any liabilities provided for in the Contract, in contract, tort (including negligence or breach of statutory duty) or otherwise arising out of, or in connection with, the supply, failure to supply or delay in supplying the Services or the fulfilment, failure to fulfil or delay in fulfilling its obligations under the Contract shall be limited:

15.3.1	in respect of any one incident, or series of connected incidents arising from a common cause in any Year, to an amount equal to the aggregate of all the Fees paid and payable in respect of that same Year; or

15.3.2

where the date of the incident, or series of connected incidents arising from a common cause giving rise to any relevant claim arises during the Year commencing on the Effective Date, the total amount of Fees which are payable in such period together with an amount equal to the Fees which would be reasonably likely to be payable (having regard to matters such as the amount of Fees which have been paid or are payable, market conditions and general patterns of trading and assuming that the Contract would remain in full force and effect) for the remainder of such Year.

15.4	Each Party acknowledges and agrees that the limitations on liability contained in this clause 15 are reasonable in all the circumstances and that the Fees have been calculated taking into account such limitations (which would be higher but for such limitations) and accordingly each Party has accepted the risk of any losses which it may suffer because of the limitations liability under this clause 15.

15.5	Nothing in these Conditions shall operate to exclude or restrict either Party’s liability for fraud or deceit or for death or personal injury resulting from its negligence.

15.6	Bibit shall have no liability to Skype in relation to any decision of any Acquirer or Other Financial Institution, save if and to the extent that such decision is made as a direct result of Bibit’s negligence or any breach of the Contract by Bibit.

15.7	The limit on Bibit’s liability referred to in clause 15.3 shall not include any amounts Bibit shall become liable for hereunder by way of Service Credits and any liability on Bibit’s part for payment of Service Credits shall be in addition to and shall not be counted in the limit on Bibit’s liability in clause 15.3. In the event that Skype deduct from the Fees any Service Credits by way of set-off, any sums so set-off by Skype against the Fees shall not be deemed to reduce the Fees incurred by Skype for the purposes of calculating the limit on Bibit’s liability pursuant to clause 15.3.

15.8	For the avoidance of doubt, neither party shall be entitled to recover twice in respect of the same loss.

16.	PUBLICITY AND MATERIALS

16.1	Neither Party shall make any reference to the Services, the other Party, any Group Company of the other Party or any Card Scheme in any public announcements, without the prior written consent of the other Party.

16.2	Skype shall display prominently on Skype’s website where Skype accepts Cards for payment, the Card and Card Scheme identification required by the Rules.

16.3	Each Party acknowledges and agrees that:

16.3.1	the other shall have the right to approve or disapprove in advance any advertising material (including on Internet websites), promotional, marketing, advertising or sales materials bearing the other’s name prior to the distribution of any such material; and

16.3.2	it shall only use such promotional, marketing, advertising or sales materials that comply in all material respects with this Contract, Applicable Laws and the Rules.

17.	DATA

17.1	Skype shall be responsible:

17.1.1	for ensuring the delivery of the Data to Bibit in a medium and format agreed with Bibit; and

17.1.2	for ensuring the security, integrity and confidentiality of Data at the point of delivery.

17.2	Bibit may refuse to accept Data from Skype where the requirements specified in any instructions issued by Bibit and agreed with Skype from time to time are not satisfied in full and Bibit processing the Data shall not preclude Bibit from subsequently requiring its replacement, deletion or correction.

17.3	Each Party acknowledges and agrees that they (including agents, sub-contractors or any third parties used by the Parties) shall each abide by any payment card industry data security standards of the relevant Card Schemes as updated from time to time (the “PCI DSS Standards”). The PCI DSS Standards require Skype and Bibit, among other things, to observe standards of due care with regard to the protection of sensitive Customer or Cardholder information and to ensure that the Payment System is compliant with those standards. Accordingly, without prejudice to the generality of the foregoing, Skype shall ensure that the Payment System complies in all respects with the PCI DSS Standards.

17.4	Bibit will not be in breach of clause 17.3 provided that it uses best efforts to achieve compliance with PCI DSS Standards in accordance with the timescales mandated by the Card Schemes from time to time.

17.5	Each Party shall notify the other immediately if it becomes aware of or suspects any security breach relating to Data (whether or not the Party the subject of the security breach has complied with the PCI DSS Standards). As soon as reasonably practicable, the Party the subject of the security breach shall also (and without prejudice to any other remedy the other Party may have in respect thereof) identify and remediate the source of such security breach and take any steps reasonably required by the other Party including, but not limited to, the procurement (at the cost of the Party who is the subject of the security breach) of forensic reports from a third party organisation that has been certified by the PCI Security Standards Council to validate an entity’s adherence to PCI DSS Standards and that is recommended by Bibit. If the results of any said forensic report deems that such security breach was attributable to the other Party then such other Party shall reimburse the costs of the Party who is the subject of a security breach in commissioning the forensic report.

17.6	Neither party shall store, at any time, Card verification value printed on the Card.

17.7	The obligations under clauses 17.3, 17.5 and 17.6 shall survive termination of the Contract and shall continue in full force and effect until all Data obtained under the Contract has been destroyed or as otherwise agreed in writing between the Parties.

Personal Data

17.8	For the purposes of this clause 17, “Data Protection Requirements” means, collectively, all data protection and data security requirements imposed by law, including, without limitation, the national legislation on the protection of data subjects with regard to the processing of personal data and on the free movement of such data implementing the EU Data Protection Directive 95/46/EC, the Privacy and Electronic Communications Directive 2002/58/EC in the countries which are members of the European Union and other data protection or privacy legislation in force from time to time which is applicable to the provision of the Services, including where applicable the guidance and codes of practice issued by the relevant authorities and the terms “processing”, “data subject” and “personal data” shall have the meaning ascribed to them by the Data Protection Requirements.

17.9	Each Party shall, in relation to the Services, comply with all Data Protection Requirements as they apply to the parties in their respective roles of data controller and data processor as allocated below.

17.10	The Parties acknowledge that the performance of the Services under this Contract involves the processing of personal data in respect of which Skype is the data controller. When processing such personal data in connection with the provision of the Services Bibit shall be a data processor in respect of such personal data. When Bibit processes such personal data for any purpose other than in connection with the provision of the Services Bibit shall be a data controller in respect of such personal data.

17.11	For the avoidance of doubt where Bibit processes personal data comprised in the Data for the purposes permitted under clause 18.3, 19.6 and 19.7 other than in connection with the provision of the Services, Bibit shall be a data controller in respect of such personal data.

17.12	Skype has confirmed to Bibit that it is registered as a data controller in the Grand Duchy of Luxembourg and that where Skype is acting as data controller under this Contract, the applicable Data Protection Requirements are the Coordinated Text of the Law of 2 August 2002 on the Protection of Persons with regard to the Processing of Personal Data modified by the Law of 31 July 2006, the Law of 22 December 2006 and the Law of 27 July 2007. Accordingly, in the provision of the Services Bibit shall:

17.12.1	subject to Skype’s compliance with clause 17.13, only act on instructions from Skype regarding the processing of personal data and as permitted under this Contract and comply with any security procedures agreed between the Parties from time to time which are intended to ensure that appropriate technical and organisational measures shall be taken against unauthorised or unlawful processing of the personal data and against accidental loss or destruction of, or damage to, the personal data having regard to the state of the technological development and the cost of implementing the measures, so as to ensure a level of security appropriate to:

17.12.1.1	the harm that may result from breach of such measures; and

17.12.1.2	the nature of the personal data to be protected;

17.12.2	be fully responsible for the reliability of any of Bibit’s employees or sub-contractors who have access to the personal data provided by Skype; and

17.12.3	promptly notify Skype of any requests made by any data subjects or enforcement agency in relation to the processing of personal data so that Skype may deal with any such request.

17.13	Skype warrants and undertakes that any instructions given by Skype to Bibit in respect of the personal data where Bibit is acting as a data processor of Skype shall at all times be in accordance with the Data Protection Requirements and that compliance with such instructions and the processing of the personal data as permitted by this Contract shall not result in a breach of such Data Protection Requirements.

17.14	Bibit warrants and undertakes that when processing personal data comprised in the Data as a data controller it shall at all times comply with the applicable Data Protection Requirements, provided that Bibit shall not be liable under this clause 17.14 for any non-compliance which arises as a result of any failure by Skype, or any other third party, to comply with applicable Data Protection Requirements.

17.15	Except:

17.15.1	to the extent necessary to allow Bibit to perform its obligations under this Contract; or

17.15.2	to the extent necessary to enable Bibit to comply with the requirements of a Regulatory Authority, Applicable Laws, Card Schemes or Other Financial Institutions; or

17.15.3	where Skype has provided consent (such consent not to be unreasonably withheld or delayed); or

17.15.4	pursuant to clause 17.16,

Bibit shall not transfer, store or process personal data which Skype provides to Bibit for the purposes of this Contract outside the EEA.

17.16	Bibit shall notify Skype in the event that Bibit wishes to transfer any Data to a third party processor located outside of the EEA and such transfer shall be subject to the following provisions of this clause 17.16:

17.16.1	the parties shall work together in good faith to determine what steps are reasonably necessary to ensure that such export of personal is undertaken in a manner that complies with the Data Protection Requirements;

17.16.2	Skype shall, and Bibit shall use reasonable endeavours to procure that the third party processor shall, enter into controller to processor versions of the standard model clauses approved by the European Commission unless the parties agree that the use of the model clauses is not required (because the third party is enlisted in the US Safe Harbor or otherwise); and

17.16.3	Skype (as data controller) will be responsible for any notifications, registrations or approvals which need to be made with, or obtained from, local data protection authorities. Bibit shall provide Skype with details of the security measures to be taken by the third party processor and shall use reasonable endeavours to provide Skype with any other information reasonably necessary to enable Skype to complete the model clauses and, where appropriate, to enable Skype to notify, register or obtain approval for, such clauses with the local data protection authorities.

18.	RETENTION OF RECORDS

18.1	Subject to compliance with the requirements of the PCI DSS Standards, Data Protection Requirements and any other Applicable Laws, Skype shall retain legible copies of Data for a minimum period of 18 months from the date of each Transaction.

18.2	Subject to compliance with clause 17 and the Data Protection Requirements, either Party may, from time to time, request the other Party to provide copies of Data, and such copies shall be provided within 28 days of a request being received.

18.3	Skype hereby, subject to clause 17.11, authorises Bibit to release Data and any other information relating to the Services or the Card Schemes (or, if instructed by Bibit, Skype shall provide such Data or information or procure that such Data or information is provided) to any agent of Bibit’s or any other Person:

18.3.1	as is necessary for the purpose of fulfilling Bibit’s obligations under the Contract;

18.3.2	as is necessary for the purpose of fulfilling Bibit’s obligations under the Rules or otherwise as required by Applicable Laws or permitted under this Contract; or

18.3.3	where Bibit, or any third party, are investigating any suspected criminal activity in connection with the provision of the Services.

19.	PROVISION AND DISCLOSURE OF INFORMATION

19.1	Subject to compliance with clause 17 and the Data Protection Requirements, each Party shall at all times throughout the term of the Contract (and for a period of one year thereafter):

19.1.1	disclose to the other Party such information as is reasonably required relating to the performance of the Contract including any information required to satisfy Bibit’s obligations to any Card Scheme or Regulatory Authority or otherwise; and

19.1.2	fully comply with the requirements of any Other Financial Institution relating to the relationship between the relevant Party and such Other Financial Institution in respect of which the Other Payment Methods are to be provided (including any requirement for Skype to have a contract and/or connection number with such Other Financial Institution).

19.2	Notwithstanding the existence of the Parent Company Guarantee, in the event that Bibit considers that Skype’s risk profile has materially deteriorated since the Effective Date, Skype is obliged to provide to Bibit (throughout the Term and for a period of one year thereafter) the information set out in clause 19.4, and in the circumstances where Bibit has a reasonable and particular need for information and assistance over and above that which Skype (and the Guarantor where necessary) is required to provide pursuant to the remaining provisions of this clause 19 and any other term of this Contract in order to enable Bibit to quantify the extent of the risk and to enable it to understand the specific situation that has arisen, Bibit will communicate this requirement to Skype with its reasons for requiring such information and assistance, and the particular information and assistance required, and Skype shall use best efforts to provide such information to Bibit as soon as reasonably practicable after receipt of such request.

19.3	For the purpose of clause 19.2 “materially deteriorated” shall mean:

19.3.1	a material change in the goods or services sold to Customers or Cardholders by Skype;

19.3.2	a material increase or fluctuations in either, volumes of Transactions in any calendar month or value of the average Transaction or levels of Chargebacks. A material increase or fluctuation will be assessed by Bibit (acting reasonably) and be based on an assessment of Bibit’s expected volumes, values or levels based on Bibit’s historical experience of Skype and Skype’s trading trends including but not limited to seasonality of sales, year over year sales and growth of sales;

19.3.3	a material increase in Fines beyond those reasonably anticipated by Bibit at the Effective Date;

19.3.4	changes in the ownership structure of Skype;

19.3.5	removal or unenforceability of security (if any) upon which Bibit relies; and

19.3.6	where Bibit becomes aware of a material financial deterioration in Skype’s financial position.

19.4	Bibit’s requirements pursuant to clause 19.2 will include but not be limited to:

19.4.1	forecasts for volumes of anticipated Transactions;

19.4.2	the following information relating to actual or anticipated Cardholder or Customer profiles:

19.4.2.1	a breakdown of Card spending or Transaction volume by product (to include Skype Credit, Subscription, Online Number and Voicemail) which shall be provided by Skype to Bibit as soon as reasonably practicable after it becomes available; and

19.4.2.2	a breakdown of Card spending or Transaction volume by month which shall be provided by Skype to Bibit as soon as reasonably practicable upon receipt of a request from Bibit to Skype;

19.4.3	financial reporting statements (including profit and loss statements, balance statements and statements of cash flow (where prepared)) where a period of six months has expired since an audit undertaken in accordance with clause 19.9. For the purposes of this clause 19.4.3 Bibit acknowledges that it shall have access to publically reported information in relation to the Guarantor at http://investor.ebay.com/annuals.cfm and http://investor.ebay.com/sec.cfmDocType=Annual&Year= as well as publically reported information in relation to Skype. Instructions on how to access such information shall be provided to Bibit by Skype within 14 days of the Effective Date. In the circumstances where Bibit has a reasonable and particular need for more up to date information, Bibit will communicate this requirement to Skype with its reasons and Skype shall use best efforts to provide such information to Bibit as soon as reasonably practicable after receipt of such request;

19.4.4	information relating to the provision by Skype of products and services to Customers and Cardholders which shall be provided by Skype to its Bibit relationship manager for agreement prior to any changes thereto being made;

19.4.5	information relating to any changes in senior management within Skype which shall be provided to Bibit as soon as reasonably practicable upon such changes being announced;

19.4.6	Skype taking all reasonable steps to assist Bibit in handling any claim or query raised by a Cardholder, Card Issuer, a Card Scheme or any other third party in relation to the Services; and

19.4.7	Skype giving Bibit reasonable assistance on request for the prevention and detection of fraud or other criminal activity in respect of Transactions.

19.5	Skype shall provide to Bibit its independently audited annual financial accounts within ten Working Days of such accounts becoming available. In the event of such accounts being delayed beyond the due date of publication or otherwise unavailable then Skype shall, within the period the accounts should otherwise have been provided pursuant to this clause 19, inform Bibit thereof giving sufficient reasons.

19.6	Bibit will not disclose Skype’s information (including Data and information about Transactions) to anyone other than as expressly permitted in the Contract except, subject to clause 17.11:

19.6.1	where Bibit has Skype’s permission;

19.6.2	where Bibit is required or permitted to do so by Applicable Laws or the Rules;

19.6.3	to other organisations who provide a service to Bibit or Skype which is necessary for the performance by Bibit of this Contract;

19.6.4	where Bibit may assign, subcontract or transfer rights and obligations under the Contract; or

19.6.5	to Group Companies of Bibit where such disclosure is necessary for the performance by Bibit of this Contract.

19.7	Subject to clause 17.11 and 17.14, Bibit may disclose information concerning Skype and Data to third parties for use in their or any Card Scheme’s or Acquirer’s or Other Financial Institution’s fraud prevention programmes for the purpose of assisting in identifying merchants involved in, amongst other things, fraud or suspected fraud, insolvency, breach of a merchant services agreement and any other such matter which would assist Bibit or other third parties in their efforts to prevent fraud. Bibit may also disclose information concerning Skype to law enforcement bodies where Bibit suspects that fraud or other criminal activity may have occurred.

19.8	Skype agrees that if Bibit has acted in good faith Bibit shall have no liability to Skype for any inaccuracy in the information Bibit provides to any third parties pursuant to this clause 19.

19.9	Each Party agrees that the other may, no more frequently than once per calendar year, audit the other’s procedures, records and performance related to the subject matter of the Contract and in relation to compliance with Applicable Laws in such manner as the auditing party reasonably deems appropriate. Each Party agrees to cooperate in any such audit on reasonable request, provided that any reasonable expenses incurred by the audited party in so doing shall be reimbursed by the auditing party. Each person conducting or participating in such audit shall be required to sign a non-disclosure agreement in such reasonable form as is provided by the audited party and shall have access only to such records as may directly relate to this Contract.

19.10	Each Party shall bear its own costs of any audits carried out pursuant to clause 19.9 except in any case where such audit is the consequence of or uncovers a material default of the other (in which case, the reasonable costs incurred in respect of the relevant audit shall be payable by such other).

20.	INTELLECTUAL PROPERTY

20.1	The Contract does not transfer, and is not intended to transfer, to either Party any of the Intellectual Property Rights that the other Party owns at the Effective Date or any Intellectual Property Rights that are created, acquired or developed by a Party during the term of the Contract.

20.2	Each Party shall obtain the written consent of the other Party prior to using or referring to any trade marks, logos, copyrighted materials, business names or other similar Intellectual Property Rights belonging to that other Party in any promotional materials or literature, agreements or on any website.

20.3	On termination of the Contract, each Party shall remove any reference to the other Party from any promotional materials or literature, agreements or on any websites.

21.	VARIATION AND CHANGE

21.1	No variation of this Contract (including its Schedules) shall be effective unless made in writing and signed by or on behalf of each of the Parties or by their duly authorised representatives.

22.	CONFIDENTIAL INFORMATION

22.1	Except to the extent set out in this clause 22, each Party shall treat as confidential all Confidential Information obtained from the other under the Contract, will protect such Confidential Information and will not, without the prior written consent of the other, disclose or use such Confidential Information except for the purposes of the Contract.

22.2	Clause 22.1 does not apply to information which the receiving Party can show by reference to documentary or other evidence:

22.2.1	was rightfully in its possession prior to disclosure to it by the other Party;

22.2.2	is already public knowledge or which becomes so at a future date (otherwise than as a result of breach of this clause 22);

22.2.3	is received from a third party who is not under an obligation of confidentiality in relation to the information; or

22.2.4	is developed independently without access to, or use or knowledge of, the Confidential Information.

22.3	Clause 22.1 shall not apply if and to the extent that any Confidential Information is required to be disclosed to any Regulatory Authority, by the rules of a recognised stock exchange or by Applicable Laws.

22.4	Bibit undertakes in respect of Confidential Information for which it is the recipient and which it discloses in accordance with clause 18.3, 19.6 and 19.7 to ensure that all persons and bodies mentioned in clause 18.3, 19.6 and 19.7 are made aware, prior to the disclosure of such Confidential Information, of the confidential nature thereof, that they owe a duty of confidence to the disclosing Party and agree to hold such Confidential Information in confidence in accordance with the terms of this Contract; and to use its reasonable endeavours to ensure that such persons and bodies comply with such obligations.

22.5	Other than as expressly permitted under these Conditions, on termination or expiry of the Contract for whatever reason, each Party shall forthwith cease to use any Confidential Information of the other and shall return on demand, or at the request of the other, destroy or permanently erase all copies of that Confidential Information in its possession or control, save that either Party will be permitted to retain one copy of such part of the Confidential Information for the purposes of and for so long as required by any law or by judicial or administrative process or its legitimate internal compliance issues or other legitimate reasons such as the detection of crime or fraud.

23.	ASSIGNMENT AND SUBCONTRACTING

23.1	The Contract is personal to Skype and Skype may not assign it or transfer it or any of Skype’s rights under it without Bibit’s consent, such consent not to be unreasonably withheld or delayed and PROVIDED ALWAYS that Skype may assign, transfer, novate or otherwise dispose of its rights and obligations under this Contract in whole or in part with the prior written consent of Bibit (which consent shall not be unreasonably withheld or delayed) to any Group Company of Skype.

23.2	Skype may only use an agent or sub-contractor in relation to the performance of Skype’s obligations under the Contract with Bibit’s prior written consent and Bibit may withdraw that consent at any time.

23.3	Each Party shall be liable to the other Party for the acts or omissions of:

23.3.1	any agent or subcontractor, whether or not used with the consent of the other Party and the Party appointing an agent or subcontractor shall ensure that the relevant provisions of this Contract are reflected and enforced in its arrangements with the each agent and subcontractor;

23.3.2	any Group Company; and

23.3.3	any employee or agent of any of the foregoing,

in or relating to the performance of the Contract or in connection with any Transaction thereunder or any matter associated with any such Transaction.

24.	WAIVER

24.1	No failure or delay by either Party in exercising any of its rights under these Conditions shall be construed as a waiver or release of that right unless otherwise agreed in writing by the other Party.

24.2	No single or partial exercise of any of rights or remedies under these Conditions shall preclude or restrict the further exercise of such right or remedy. A waiver of any breach of any provisions of the Contract shall not constitute a waiver of any other breach and shall not affect the other provisions of the Contract.

24.3	The rights and remedies of either Party under these Conditions are cumulative and not exclusive of any rights or remedies provided by law.

25.	NOTICES

25.1

Any notice to be given under or in connection with the Contract shall be in writing and signed by or on behalf of the Party giving it and shall be served by delivering it personally or sending it by prepaid recorded registered post (or registered airmail in the case of an address for service outside the United Kingdom) or by facsimile (provided that a hard copy of the facsimile is also served by prepaid registered post or airmail) to the address of the other Party as set out in the Contract or as otherwise notified by such Party from time to time. Any notice given in accordance with this clause 25.1 shall be deemed to have been received:

25.1.1	if delivered personally, at the time of delivery;

25.1.2	in the case of prepaid registered post, 48 hours from the date of posting;

25.1.3	in the case of registered airmail, seven days from the date of posting; and

25.1.4	in the case of facsimile, on the date it is transmitted.

25.2	Either Party may from time to time serve notices by other classes of post, in which case such notice shall be deemed to have been received on the second day after it was put into prepaid first class post or the fourth day after it was put into prepaid second class post.

25.3	Either Party may from time to time send communications (which for the avoidance of doubt, do not constitute formal notices for the purposes of the Contract) by email.

25.4	Either Party may specify (by giving notice to the other Party in accordance with this clause 25) a particular individual or office holder to whom any notices served are to be addressed, in which case a notice shall not be validly given unless so addressed.

26.	ENTIRE AGREEMENT

26.1	Skype (as Skype Communications SA which was subsequently changed from a public limited liability company (société anonyme) into a private limited liability company (société en responsabilité limitée) by a shareholder resolution 14 October 2005), Bibit and the Bibit Foundation concluded a payment service agreement dated 1 June 2004 which consists of a number of documents and subsequent amendments (“Existing Agreement”). The Parties acknowledge and agree that this Contract supersedes, invalidates and replaces the Existing Agreement as of the Effective Date save for any provisions of the Existing Agreement which are expressly intended to survive termination thereof.

26.2

The Contract constitutes the entire agreement and understanding between Bibit and Skype in respect of the matters dealt with in it and supersedes and invalidates all other prior representations, arrangements, understandings and agreements relating to the subject matter of the Contract (including, without limitation, the Existing Agreement) which may have been made between Skype and Bibit either orally or in writing prior to the date of the Contract, other than any securities or written pledges, undertakings or assurances which Skype may previously have given to Bibit and, subject to and together with such securities etc sets out the entire agreement and understanding Skype and Bibit have.

26.3	Each Party warrants that it has not relied on any representations, arrangements, understanding or agreements (whether written or oral) not expressly set out or referred to in the Contract. The only remedy available to either Party in respect of any such representations, arrangement, understanding or agreement shall be for the breach of contract under the provisions of these Conditions.

26.4	Nothing in this clause 26 shall operate to exclude any liability for fraud.

27.	SEVERABILITY

27.1	If any provision of these Conditions is found by any court or administrative body of competent jurisdiction to be illegal, invalid or unenforceable:

27.1.1	such illegality, invalidity or unenforceability shall not affect the other provisions of these Conditions, which shall remain in full force and effect; and

27.1.2	if such provision would cease to be illegal, invalid or unenforceable if some part of the provision were modified or deleted, the provision in question shall apply with such minimum modification or deletion as may be necessary to make it legal, valid and enforceable.

28.	MISCELLANEOUS

28.1	Nothing in these Conditions is intended to create a partnership or joint venture or legal relationship of any kind that would impose liability upon one Party for the act or failure to act of the other Party, or to authorise either Party to act as agent for the other. Save where expressly stated in the Contract, neither Party shall have authority to make representations, act in the name or on behalf of or otherwise to bind the other.

28.2	Nothing in these Conditions shall render either Party or any of their respective employees an employee of the other or render either Party or any of its employees capable of incurring any liability or obligation on the other’s behalf, and neither Party shall hold itself out as such.

28.3	A Person who is not party to the Contract shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any provisions of the Contract. This clause 28.3 does not affect any right or remedy of any Person which exists or is available otherwise than pursuant to that Act.

28.4	The rights, powers and remedies provided in this Contract are (except as expressly provided) cumulative and not exclusive of any rights, powers and remedies provided by law, or otherwise.

29.	GOVERNING LAW AND JURISDICTION

29.1	The Contract and any matter arising from or in connection with it shall be governed by and construed in accordance with English law.

29.2	Subject to clause 30, Skype and Bibit irrevocably agree that the English courts shall have exclusive jurisdiction over any claim or matter arising from or in connection with the Contract, or the legal relationships established by or in connection with it. Accordingly, any proceedings by or against either Party in respect of such claim or matter must be brought in the English Courts.

29.3	In the event of any conflict between the English version of the Contract (or any part thereof) and any version which has been translated into any language other than English, then the English version shall prevail.

30.	DISPUTES

30.1	In the event of any dispute between the Parties relating to the Contract (including, without limitation if Skype disputes an invoice in accordance with clause 10.3) (“Dispute”) the Dispute shall be resolved except as expressly provided in the Contract, in accordance with the following provisions of this clause 30 (and in the case of referrals to representatives of the parties, such representatives shall act in good faith and use bona fide efforts to attempt to resolve such dispute):

30.1.1	either party shall give to the other written notice of the Dispute, setting out its nature and full particulars (“Dispute Notice”), together with relevant supporting documentation;

30.1.2	on service of the Dispute Notice, the Dispute shall in the first instance be referred to the dedicated Skype relationship manager and the dedicated Bibit relationship manager;

30.1.3	if the Dispute is not resolved within 10 Working Days of its referral pursuant to clause 30.1.1, it shall be referred to Bibit’s Account Manager, and to Skype’s Chief Operating Officer;

30.1.4	if the Dispute is not resolved within five Working Days of its referral pursuant to clause 30.1.3, then the Parties may take further steps as they consider appropriate which includes commencing proceedings in accordance with clause 29.

30.1.5	The service of a Dispute Notice shall not:

30.1.5.1	prevent the Parties continuing any existing court proceedings or commencing any court proceedings in relation to any matters set out in a Dispute Notice where the relief claim in such proceedings is for an injunction or a similar emergency remedy; or

30.1.5.2	prevent the Parties from exercising any rights referred to in this Contract.

31.	FORCE MAJEURE

31.1	For the purposes of this clause 31, a “Force Majeure Event” means an event, accident, omission or act, the occurrence of which is beyond the reasonable control of either Party to this Contract, including (without limitation) the following: Act of God, war, explosions, fires, floods, tempests, earthquake, insurrection, riot, civil disturbance, rebellion, strike, lock-out or labour dispute but not a strike, lockout or labour dispute involving the Party relying on this clause, failures in public supply of electrical power or public telecommunications equipment, failure of any machine, data processing system or transmission link.

31.2	If a Force Majeure Event occurs which prevents a Party to this Contract (the “Affected Party”) from performing any of its obligations to the other (the “Other Party”), or causes a delay in performance, subject to clause 31.5 the Affected Party shall not be liable to the Other Party and shall be released from its obligations under the Contract to the extent that its ability to perform its obligations has been directly affected by the Force Majeure Event, provided that:

31.2.1	the Affected Party notifies the Other Party in writing as soon as reasonably practicable of the occurrence of the Force Majeure Event and the nature and likely duration of its impact upon the Other Party;

31.2.2	the Affected Party takes all reasonable steps to mitigate the impact of the Force Majeure Event on the Other Party, and in particular continues to perform those obligations affected by the Force Majeure Event to the highest standard reasonably practicable in the circumstances;

31.2.3	the Affected Party continues to perform all its obligations which have not been affected by the Force Majeure Event;

31.2.4	the Affected Party resumes normal performance of all affected obligations as soon as the impact of the Force Majeure Event ceases, and notifies the Other Party in writing promptly of such resumption; and

31.2.5	if Bibit are the Affected Party and are unable to perform the Services, Bibit shall take all reasonable steps to procure the provision of replacement services materially similar to the Services throughout the duration of the Force Majeure Event.

31.3	If the impact of the Force Majeure Event upon the Affected Party continues for a period of no less than 90 days and such delay or stoppage prevents the Other Party from performing a substantial part of its obligations under the Contract, the Other Party may, by written notice, terminate this Contract with immediate effect and neither Party will be liable to the other for such termination.

31.4	The Parties agree that, in respect of the period during which any Force Majeure Event subsists, Skype shall not be required to pay the Fees relating to any Services affected by the Force Majeure Event.

31.5	Nothing in this Clause 31 shall affect the rights and obligations of either party which expressly or by implication will continue to be enforceable notwithstanding the Force Majeure Event (including, for the avoidance of doubt but without limitation, Clauses 4.10, 6, 7, 8, 10, 11, 12, 14, 15, 17, 18, 19, 20, 22, 23, 29 and 30) and shall not affect accrued rights and obligations of either Party under the Contract as at the date of the Force Majeure Event.

31.6	In the event that Bibit is the affected Party Bibit shall be wholly responsible for the costs and expenses of reinstating the provision of all the Services to the Service

Levels following the suspension of the Services or any of them arising as a result of a Force Majeure Event.

SCHEDULE 1

Service and fee schedule

[NINE PAGES ARE OMITTED AS CONFIDENTIAL AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION]

SCHEDULE 2

Service Level Agreement

SERVICE LEVEL AGREEMENT

1.	Definitions

“Average Response Time” has the meaning given in paragraph 13.6 below;

“Backend Post Notification” means the backend response to an order that is sent to Skype by Bibit to notify Skype of the order processing result and the payments status (authorisation, refusal, cancellation, Refund, Chargeback etc);

“Downtime” means the aggregate amount of time during which Bibit is unable to provide the Services;

“Failed Event” has the meaning given to it in paragraph 11.2 below;

“Order Creation Authorisation” means the online response to the creation of an order that is sent to Skype by Bibit to notify Skype that the order has been successfully accepted by Bibit and processing of the order has commenced;

“Response Time” means response times set out in paragraph 9 below;

“Service Credits” means the amounts payable by Bibit to Skype in respect of Bibit’s failure to meet the Service Levels, as set out in paragraph 10;

“Service Levels” means a level to which any of the Services is to be performed, as described in this Service Level Agreement or as otherwise agreed by the Parties;

“Successful Transaction” has the meaning given in paragraph 13.2 below.

“Transaction Success Rate” has the meaning given in paragraph 13.1 below.

“Unsuccessful Transaction” has the meaning given in paragraph 13.3 below.

“Uptime” has the meaning given to it in paragraph 2.1 below.

2.	Calculation of Availability

2.1	Bibit shall ensure that the Services shall be available for no less than 99.7% per calendar month (“Uptime”).

2.2	For the purposes of calculating availability of the Services, the Uptime and Downtime shall not include any period of Downtime that is the result of scheduled maintenance (including preventative maintenance and hardware of software upgrades), provided that such maintenance is carried out in accordance with paragraph 12 below.

3.	Co-location facility

Bibit will host its Transaction processing systems at a secure data centre facility whose services include redundant and multi-horned internet connectivity, redundant power with backup generators, temperature control and fire suppression systems.

4.	Security Procedures

4.1	Bibit shall be exclusively responsible for determining and maintaining all levels of security residing on Bibit’s hardware or systems. In the event of any conflict between Skype’s and Bibit’s security systems rendering either parties’ connection to the other incompatible, both parties agree to mutually resolve the incompatibility in good faith and in accordance with governing standards.

4.2	Bibit agrees that the security provided at Bibit’s end of the connection shall not allow unauthorised traffic to pass into Bibit’s networks.

4.3	Bibit agrees that any Skype server access required by Bibit’s staff through outside security products will be in a READ-ONLY mode unless there has been prior, written approval of a security plan for more intrusive access.

4.4	Bibit agrees there will be no extraneous access into or use of protocols in Skype’s system from platforms other than those in the current configuration. Any changes to the system configuration related to Bibit’s system access will not be implemented without the prior written and authorised approval of Skype.

4.5	Bibit agrees to maintain an alert status regarding all reasonably known vulnerabilities and security patches or corrective actions through an industry-recognized service issuing security advisories. Bibit will adhere to the strictest security provisions related to the Internet. If any potential security loopholes are identified, by whatever means, including, but not limited to, external security audits, Bibit will mitigate the risk.

4.6	Bibit shall maintain a documented disaster recovery plan in accordance with clause 4.10 of the Contract. The disaster recovery plan shall include, but not be limited to, a business continuity plan and the provision of a co location facility. Such business continuity plan will address actions to be taken in the event of an extended outage of service (such an outage could be caused by a number of events ranging from technical hardware/software/network related malfunctions to a catastrophic disaster) in order to ensure the continuity of Bibit’s processes and procedures.

5.	Contact Information

Each party will provide to the other any email addresses and telephone numbers of the relevant personnel to contact for resolution of operational issues between Bibit and Skype, as such may be changed from time to time by either party on written notice to the other. Specific contact details are documented in Appendix 1.

6.	Product Documentation

Bibit will provide Skype with access to all applicable documentation relating to the Services on Bibit’s website.

7.	24x7 monitoring

7.1	Bibit will monitor and maintain the Bibit payment server 24 hours a day, 7 days a week, 365 days a year, from its networks operations centre for all of the systems within Bibit’s control required to maintain the Services. Such monitoring shall include, but not be limited to, the monitoring of hardware, CPU utilisation levels, storage utilisation, network utilisation, certain application level criteria, on going automated observations to manual checkpoints performed by Bibit.

7.2	The monitoring referred to in paragraph 7.1 above shall be performed on the following components of Bibit’s operating system:

(i)	Telecommunications/networks;

(ii)	Servers: includes application, database and web servers (both production and failover);

(iii)	Systems: includes core systems software;

(iv)	Applications: includes Bibit’s software;

(v)	Data: includes processing data from applications and data transfers from Bibit to acquiring banks and associations;

(vi)	Batch environment;

(vii)	All files exchanged with Skype; and

(viii)	Key Transaction metrics listed below.

7.3	The functional scope of monitoring will include :

(i)	authorisations – network connectivity, expected volume thresholds, expected decline rates, expected message types; and

(ii)	settlement – number of files, number of Transactions, non receipt of file(s), duplicative file checking.

8.	Support

8.1	Hours of Support

Bibit will provide support 24 hours a day, 7 days a week, 365 days a year to ensure that the Service Levels are met. Support shall be provided in accordance with the table set out in paragraph 9.

The emergency email address is available 24/7, 7 days as week, 365 days a year.

Telephone support is accommodated Monday to Saturday 8am to 8pm GMT through the support telephone number +44 870 366 1297 and this number will soon be moving to follow-the-sun 24 hours/ 6 days a week.

8.2	Escalation path

Bibit shall ensure that a clearly defined communication and decision making path will be in place to support problem resolution.

8.3	Account/partner management

(i)	Bibit shall provide dedicated account managers who are familiar with the business, operational, and technical aspects of the Services.

(ii)	Bibit and Skype will conduct weekly (or such other frequency as may be agreed between the parties) conference calls to review:

•	All known and outstanding issues/problems;

•	Product enhancements planned by either party;

•	Systems changes/upgrades and applicable launch schedules;

•	After the fact reports on problem(s) resolution;

•	Review the change management spreadsheet for the coming 2 weeks;

•	Review any open research requests; and

•	Discuss the status of any open projects.

8.4	Bibit and Skype will conduct quarterly (or at such other frequency as may be agreed between the parties) conference calls to review Bibit’s compliance with the Service Levels.

8.5	Bibit shall identify the cause of any breach of the Service Levels and express the corrective measures taken or that may be taken to prevent the reoccurrence of said breach.

8.6	Problem Tracking:

(i)	Problems and service requests are logged and classified and records of all problems (including full details of their resolution) and service requests shall be kept by Bibit and shall be made available to Skype on request as soon as reasonably practicable after such request.

(ii)	Problem management timeframes will be tracked for initial notification of problem, who was notified of the problem, notification time to Skype, communication update time intervals, problem identification, problem temp fix and problem permanent fix.

(iii)	Bibit will endeavour to provide reporting, for the regular meetings, of each incident.

9.	Response times

9.1	Upon Bibit’s receipt of an error report detailing the severity level from Skype, Bibit will take corrective action so as to remedy the problem within the following time schedule:

Severity Level	Description	Response Time
Critical

Critical component is down. Major impact to Skype’s business – data corruption or loss of data. No workarounds exists. Skype to contact Bibit via phone in lieu of sending electronic mail. This includes (without limitation) any failure that prevents completion of Transactions.

Immediately to within 2 hours

Medium

Critical component is degraded. There is time-sensitive issue that impacts ongoing production and there is significant concern. Workaround exists, but it is only temporal. Skype may phone or send electronic mail.

Within 4 hours or 2 business hours (whichever is earlier)
Minor	Non-critical components down or degraded. Does not have significant current production impact - performance related. Skype to contact Bibit via electronic mail in lieu of calling.	Within 24 hours

9.2	The time periods specified for problem resolution in the foregoing table start to run from the time that either Skype notifies Bibit by telephone that a problem has occurred or if Bibit notifies Skype, whichever occurs first.

9.3	Bibit will endeavour to provide an initial report within 5 Working Days and a final report within 10 Working Days from the close of the incident. Such reports shall include: description of incident, communication timeline, restoration activity timeline, root cause analysis, detailed description of permanent fix, including analysis of why permanent fix will prevent reoccurrence of issue.

9.4	Additional reporting and escalation requirements are set out in ‘Reporting and escalation’ document attached hereto as Appendix 1.

10.	Service Credits

10.1	The Service Levels represent the minimum performance levels which are required of Bibit in respect of its obligations under this Contract.

10.2	Subject to the remaining provisions of this Service Level Agreement and the Contract, in the event that Bibit fails to comply with any Service Levels then Bibit shall without prejudice to any other rights and remedies of Skype, pay to Skype Service Credits calculated in accordance with paragraph 10.5 below.

10.3	Where the Service Credits exceed the thresholds for termination specified in paragraph 11 below, paragraph 10.5 shall no longer apply and Skype shall be entitled to claim damages at large in respect of Bibit’s default.

10.4	The rights, powers and remedies provided in this Agreement are (except as expressly provided) cumulative and not exclusive of any rights, powers and remedies provided by law, or otherwise.

10.5	The amounts payable in respect of a breach of any of the following Service Levels shall be as follows:

Service Level	Breach of Service Level	Deduction of corresponding monthly Fee amount
Downtime (on a monthly basis)	7,20 – 15 hrs	15%
	15 – 20 hrs	30%
	20 – 30 hrs	45%
	30+ hrs	100%

10.6	For the avoidance of doubt Skype shall not, in any circumstances, be entitled to deduct Service Credits from any amounts due from Skype to Bibit other than Fees.

11.	Termination

11.1	Skype may terminate this Contract with immediate effect upon notice to Bibit if:

i)	Bibit fails to achieve the Uptime for 3 consecutive calendar months; or

ii)	a Failed Event occurs during three consecutive calendar months (which may either be a different Failed Event occurring on each occasion or the same Failed Event); or

iii)	any six Failed Events occur in any 12 month period (which may either be a different Failed Event occurring on each occasion or the same Failed Event).

11.2	For the purposes of this Agreement “Failed Event” means:

i)	failure to comply with any of the response times in the table in paragraph 9; or

ii)	failure to comply with any of the processing performance Service Levels in paragraph 13 below.

12.	Scheduled Maintenance and Application Releases

12.1	Any scheduled maintenance to the system application and/or infrastructure that causes an outage to one or more distinct service components thus impacting the Services shall be limited to a maximum of ten hours per calendar month, subject to no less than 5 Working Days written notice to Skype.

12.2

New software releases (if and when required) are scheduled at a maximum of once each month. This does not affect payment processing, but will result in an average of 1 - 2 hours unavailability of Skype Interface and some specific central processing (including but not limited to Order Inquiries, Order Modifications, PayAsOrder). When a new release is being implemented, service outage to support the procedure is routinely scheduled to start at 06.00 CET / 06.00 CEST (Daylight Saving Time) on a Wednesday morning, and will be notified in advance to Skype.

12.3	Regular software patches (if and when required) are scheduled at a maximum of once every two weeks. This will not affect payment processing but will result on average in 5 - 10 minutes unavailability of Skype Interface and some specific processing (including but not limited to Order Inquiries, Order Modifications, PayAsOrder). When a new patch is being implemented, service outage to support the procedure is routinely scheduled to start at 06.00 CET / 06.00 CEST (Daylight Saving Time) on a Thursday morning and will only be notified in advance to Skype if there is a material change in functionality.

12.4	Emergency software patches (if and when required) can happen at any moment in time. This will not affect payment processing but will result on average in 5 - 10 minutes unavailability of Skype Interface and some specific processing (including but not limited to Order Inquiries, Order Modifications, PayAsOrder) and will NOT be notified in advance to Skype

13.	Processing Performance

Transaction Success Rate

13.1	For the purposes of this Service Level Agreement the “Transaction Success Rate” shall be the success rate for the processing of Transactions, calculated as follows:

(Total successful Transactions – unsuccessful Transactions)/Total successful Transactions.

13.2	A “Successful Transaction” is a Transaction that has been generated by Skype to Bibit and for which Skype received the following responses:

i)	AUTHORISED, CAPTURED, SETTLED - Skype sent the Transaction out and Bibit responded with a payment success notification.

ii)	REFUSED - Skype sent the Transaction out and Bibit responded with a payment rejection. This will happen when the Acquirer or issuer declines the Transaction or the Customer order fails the Bibit fraud checks, and cannot be processed as a successful payment.

iii)	CANCELLED - Skype sent the Transaction out and Bibit responded with a payment success notification after which the Transaction fails Skype fraud checks. This will happen if Customer order fails Skype fraud checks and Skype cancels authorisation and further handling of the payment.

iv)	REFUNDED - Skype sent the Transaction out and Bibit responded back with payment success.

13.3	An “Unsuccessful Transaction” is a Transaction that has been generated by Skype to Bibit via successful communication link and Skype receives a response which doesn’t match with the responses stipulated in clause 13.2 or indicates system error from Bibit side or Skype did not receive any response back from Bibit.

13.4

Transactions that were sent by Skype to Bibit that were unsuccessfully processed by a non-controlled 3rd party (eg. Visa, acquiring bank, issuing bank or network providers if a partner bank does not support alternative connection methods/protocols for real-time processing) will not be included in the success rate calculation.

Transaction Authorisation Response Time

13.5	The Transaction authorisation response time shall be the period from the time Bibit receives an authorisation message until a valid response is sent back to Skype by Bibit.

13.6	The average Transaction authorisation response time shall be measured by calculating the time taken by Bibit to send an Order Creation Authorisation and the time taken to send a Backend Post Notification, both of which shall be calculated in accordance with paragraph 13.8 below (“Average Response Time”).

13.7	The Average Response Time for Bibit to send an Order Creation Authorisation to Skype shall not exceed an average of thirty (30) seconds on 100% of all Transaction requests. The Average Response Time for Bibit to send a Backend Post Notification shall not exceed an average of fifteen minutes from the order creation time on 100% of all Transaction requests, measured in 5 minute intervals. Bibit shall endeavour that the Order Creation Authorisation is sent to Skype at least five (5) seconds before the Backend Post Notification.

13.8	The Average Response Time is measured and reported by tracking the entry and exit time for Skype Transactions by the Bibit application servers.

13.9	Bibit’s internal network response time will be considered part of the Average Response Time.

13.10	Network response time or application related issues external to Bibit’s (e.g. Visa, acquiring bank and/or Issuer) will be omitted from the measurement of the Average Response Time.

Measurement and Reporting

14.	Test Environment

14.1	Bibit will provide Skype with access to a test environment to allow development and testing with Skype systems outside of the production environment with minimal effect on the end user. The Bibit test environment must be at the same released code level as the production environment, except in the case where changes will be made to the test environment ahead of changes to the production environment. This will allow Skype to schedule and effect the changes necessary to support the proposed changes to the Bibit production environment.

14.2	Bibit shall endeavour to provide Skype with test details for payment methods supported by Bibit, such details to include Card or bank account numbers required to replicate real payment situations. Bibit shall endeavour to provide Skype with the facility to replicate all situations that may arise in the production environment (authorisation, capture and settlement of payment, rejection, technical failure, payment cancellation, refund and chargeback) and shall ensure that the test environment replicates the live environment of the Services at all times.

14.3

Bibit shall use reasonable endeavours to have the system test environment available for unattended testing on a 24x7 basis. Bibit and Skype will exchange documentation that details each party’s test environment relative to Bibit processing. Skype can use existing test credit card numbers for sending test Transactions in the test environment, as the test environment will never capture payments nor send payment details. The test environment is hosted in a secure environment. Bibit will provide an account manager as point of contact for Bibit during the integration process. Bibit must provide at least 14 days written notice of pending changes to the test environment. Skype’s engineering department will submit operational issues with the Bibit integration environment to Bibit 24x5 operational staff (support desk, via email and/or telephone), and Bibit will respect the support levels set out in this Service Level Agreement.

15.	New Releases

Bibit will propose an upward compatible release to Skype. Skype will be informed of new features and functionality through the Bibit Support webpages (http://www.bibit.com/support/) and through the Account Manager that Bibit assigns to Skype, through the support department and through the newsletter which Bibit will sent to Skype whenever a new release is being announced.

16.	Reporting

Bibit is providing reports based on the reporting requirements set out in the ‘Reporting’ document attached hereto as

Appendix 1.

17.	Emergency Power

Bibit will protect all core systems with emergency power systems with at least twelve hours of capacity. Bibit will have on-line generator power available to power all core systems if the duration of the emergency outlasts emergency battery capacity.

18.	Backups

Bibit will conduct daily incremental backups and weekly offsite backups of all of Skype’s applications. Copies of database information are saved at three geographically separated locations.

19.	Skype interface

Bibit will provide Skype with access to Skype interface, a web-based, secure tool for researching the status and history of individual Transactions.

APPENDIX 1

Reporting

[FIVE PAGES ARE OMITTED AS CONFIDENTIAL AND FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION]

AS WITNESS the hands of the Parties or their respective duly authorised representatives the day and year first above written

Signed for and on behalf of BIBIT BV, a
company incorporated in the Netherlands, by

KARIN KLEEREBASEM being a person who, in
accordance with the law of that territory, is
acting under the authority of the company:

) ) ) ) ) ) ) ) )	Signature	/s/ KARIN KLEEREBASEM
Authorised signatory

	Date	14th of August, 2009

Signed for and on behalf of SKYPE
COMMUNICATIONS SARL, a

company incorporated under the laws of

the Grand Duchy of Luxembourg , by PETER
FOULDS being a person who, in accordance
with the law of that territory, is acting under
the authority of the company:

) ) ) ) ) ) ) ) )	Signature	/s/ PETER FOULDS
Authorised signatory

	Date	6th of August, 2009